Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS THIRD QUARTER 2022 RESULTS

•	Strong third quarter results exceeded guidance

•	Raised fourth quarter and full-year 2022 guidance

PERRYSBURG, Ohio (November 1, 2022) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2022.

	Earnings from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M
	3Q22	3Q21	3Q22	3Q21
Reported	$1.45	$0.48	$278	$127

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	3Q22	3Q21	3Q22	3Q21
Non – GAAP[1]	$0.63	$0.58	$266	$243
	(Guidance: $0.55 - $0.60)

“O-I reported strong third quarter performance which exceeded guidance driven by solid net price realization as we began implementation of our third price increase this year in Europe. Our glass shipments increased slightly compared to the prior year period, as expected. Elevated asset project activity contributed to higher operating costs, as we commission much needed new capacity to support future growth. Higher costs were partially offset by solid operating performance and the benefits from O-I’s ongoing Margin Expansion initiatives,” said Andres Lopez, O-I Glass CEO.

“As previously announced, the company continues to deliver on key transformation initiatives. Following Paddock’s fair and final resolution of its legacy asbestos liabilities and emergence from Chapter 11 protection in July, O-I completed its $1.5 billion portfolio optimization program in August with proceeds used to reduce debt and pre-fund upcoming expansion initiatives. Reflecting a healthier balance sheet, both Moody’s and S&P upgraded the company’s credit rating during the third quarter.”

“O-I is performing well, advancing its strategy and is a much more resilient and agile company as we continue to navigate elevated market volatility. Reflecting strong year-to-date earnings and business momentum, we now expect 2022 full-year adjusted earnings will be at the high-end of our recently increased guidance range and we anticipate further improvement in 2023,” concluded Lopez.

1 Adjusted earnings per share, free cash flow, adjusted free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

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Net sales were $1.7 billion in the third quarter of 2022, up from $1.6 billion in the prior year quarter. Higher average selling prices boosted sales by $221 million. Shipments (in tons) improved nearly one percent but a slightly less favorable mix resulted in a $4 million decrease to net sales. Other sales declined $3 million driven by lower machine part sales. Unfavorable foreign currency translation and divestitures reduced sales by $110 million and $20 million, respectively.

Segment operating profit was $266 million in the third quarter of 2022 compared to $243 million in the prior year quarter.

•	Americas: Segment operating profit in the Americas was $130 million compared to $133 million in the third quarter of 2021. Results were negatively impacted $8 million due to divestitures while earnings benefited $5 million from foreign currency translation. Results reflected favorable net price as higher selling prices more than offset cost inflation. Shipments were down 1.8 percent (in tons) primarily due to elevated asset project activity and unplanned production downtime. As a result, the region incurred higher maintenance costs, which were partially offset by the benefit from ongoing Margin Expansion initiatives.

•	Europe: Segment operating profit in Europe was $136 million compared to $110 million in the third quarter of 2021. Results were negatively impacted $16 million due to unfavorable foreign currency translation. Earnings benefited from favorable net price as higher selling prices more than offset cost inflation and volume growth as shipments increased 3.6 percent (in tons). Modestly lower operating costs reflected the net benefit of a subsidy received in Italy to help mitigate the impact of elevated energy costs and an insurance recovery in the prior year period that did not repeat this year.

Retained corporate and other costs were $63 million compared to $49 million in the prior year quarter primarily due to higher management incentive expense and elevated cost inflation.

For the third quarter 2022, earnings from continuing operations attributable to the company were $1.45 per share (diluted) compared to $0.48 per share (diluted) in the third quarter of 2021. Third quarter 2022 earnings from continuing operations before income taxes were $278 million, compared to $127 million in the prior year quarter. Both periods included items management considers not representative of ongoing operations and other adjustments.

In both the third quarter of 2022 and 2021, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation for Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In the third quarter of 2022, this included a $153 million gain on a sale leaseback transaction entered into by the company for its land and buildings related to its plant in Vernon, California, $10 million for restructuring, asset impairment and other charges and $5 million in pension settlement charges. In the third quarter of 2021, these items included $12 million for restructuring, asset impairment and other charges and $5 million in pension settlement charges.

Excluding certain items management considers not representative of ongoing operations and other adjustments, adjusted earnings were $0.63 per share in the third quarter of 2022, compared to $0.58 per share in the third quarter of 2021 and guidance of $0.55 to $0.60 per share.

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2022 Outlook

O-I expects fourth quarter 2022 adjusted earnings will range between $0.28 and $0.33 per share, an increase from prior guidance of between $0.20 and $0.30 per share. Results are expected to lag prior year adjusted earnings of $0.36 per share primarily due to an estimated $0.12 per share headwind from unfavorable foreign currency translation, impacts of divestitures and incremental interest expense for debt incurred to settle the Paddock 524 (g) trust. Results should reflect a higher net price, which will benefit from the recently implemented third price increase in Europe. Likewise, the company expects slightly lower sales volumes (in tons) given the strong 5.4 percent growth in the prior year period as well as current record low inventory levels and capacity constraints in key markets. Operating costs will be higher given incremental expense for expansion project activity which should be partially offset by benefits from the company’s ongoing Margin Expansion initiatives.

The company is again improving its full year 2022 guidance compared to its most recent outlook shared during an investor conference in September. Management now expects adjusted earnings will range between $2.20 and $2.25 per share which is at the high end of prior guidance of between $2.10 and $2.25 per share. The updated range reflects favorable year-to-date results and solid momentum heading into the fourth quarter. Management has affirmed its cash flow outlook and expects adjusted free cash flow of at least $400 million and free cash flow of at least $200 million in 2022.

O-I’s earnings outlook assumes foreign currency rates as of October 31, 2022, earnings dilution from the company’s Portfolio Optimization program, incremental interest expense for debt incurred to settle the Paddock 524(g) trust and an effective annual adjusted tax rate of approximately 25 to 28 percent. The free cash flow and adjusted free cash flow outlook excludes $618 million related to the funding of the Paddock 524(g) trust and related expenses which occurred in the third quarter of 2022.

Conference Call Scheduled for November 2, 2022

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, November 2, 2022, at 8:00 a.m. ET. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s year-end and fourth quarter 2022 earnings conference call is currently scheduled for Wednesday, February 1, 2023, at 8:00 a.m. ET.

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About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure, healthy and completely recyclable; making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Recognizing the tremendous benefits of glass, the United Nations has designated 2022 as the International Year of Glass to celebrate the past, present, and future of this transformative material. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

The company routinely posts important information on its website – www.o-i.com/investors.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow, segment operating profit and adjusted effective tax rate, provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Adjusted effective tax rate relates to the provision for income taxes, excluding tax items management considers not representative of ongoing operations and other adjustments, divided by earnings from continuing operations before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments Management uses the above non-GAAP financial measures to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

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Further, free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant and equipment plus cash payments for property, plant and equipment related to strategic or expansion projects. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting, and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

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It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (2) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (3) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, and achieving cost savings, (4) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (5) the company’s ability to achieve its strategic plan, (6) the company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (10) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine and disruptions in supply of raw materials caused by transportation delays), (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2022	2021	2022	2021
Net sales	$1,693	$1,609	$5,163	$4,770
Cost of goods sold	(1,368)	(1,307)	(4,209)	(3,916)

Gross profit	325	302	954	854

Selling and administrative expense	(128)	(108)	(371)	(325)
Research, development and engineering expense	(14)	(19)	(56)	(57)
Interest expense, net	(63)	(50)	(175)	(153)
Equity earnings	24	23	71	64
Other income (expense), net	134	(21)	353	(123)

Earnings from continuing operations before income taxes	278	127	776	260

Provision for income taxes	(43)	(43)	(164)	(144)

Earnings from continuing operations	235	84	612	116

Gain from discontinued operations		7		7

Net earnings	235	91	612	123

Net earnings attributable to noncontrolling interests	(4)	(6)	(41)	(17)

Net earnings attributable to the Company	$231	$85	$571	$106

Amounts attributable to the Company:
Earnings from continuing operations	$231	$78	$571	$99
Gain from discontinued operations		7		7
Net earnings	$231	$85	$571	$106

Basic earnings per share:
Earnings from continuing operations	$1.49	$0.49	$3.67	$0.62
Gain from discontinued operations		$0.05		$0.05
Net Earnings	$1.49	$0.54	$3.67	$0.67
Weighted average shares outstanding (thousands)	155,115	156,825	155,546	157,430

Diluted earnings per share:
Earnings from continuing operations	$1.45	$0.48	$3.59	$0.61
Gain from discontinued operations		0.05		0.05
Net earnings	$1.45	$0.53	$3.59	$0.66
Diluted average shares (thousands)	158,935	160,511	158,892	160,473

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O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$523	$725	$628
Trade receivables, net	892	692	793
Inventories	792	816	808
Prepaid expenses and other current assets	223	237	213
Assets held for sale		49
Total current assets	2,430	2,519	2,442

Property, plant and equipment, net	2,698	2,817	2,785
Goodwill	1,730	1,840	1,879
Intangibles, net	264	286	294
Other assets	1,522	1,370	1,366
Total assets	$8,644	$8,832	$8,766

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,171	$1,210	$1,062
Short-term loans and long-term debt due within one year	331	72	79
Other liabilities	594	551	597
Liabilities held for sale		13
Total current liabilities	2,096	1,846	1,738

Long-term debt	4,280	4,753	4,853
Paddock support agreement liability		625	625
Other long-term liabilities	817	781	980
Share owners' equity	1,451	827	570
Total liabilities and share owners' equity	$8,644	$8,832	$8,766

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O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$235	$91	$612	$123
Gain from discontinued operations		(7)		(7)
Non-cash charges
Depreciation and amortization	115	117	347	349
Pension expense	9	8	25	24
Restructuring, asset impairment and related charges	10	12	21	20
Charge related to Paddock support agreement liability				154
Brazil indirect tax credit				(69)
Pension settlements	5	5	5	5
Gain on sale of divested business			(55)
Gain on sale of sale leasebacks	(153)		(334)
Cash payments
Pension contributions	(10)	(9)	(22)	(33)
Cash paid for restructuring activities	(6)	(4)	(14)	(14)
Paddock Trust settlement payment and related expenses	(618)		(618)
Change in components of working capital (a)	88	90	(162)	(139)
Other, net (b)	(19)	3	(29)	36
Cash provided by (utilized in) continuing operating activities	(344)	306	(224)	449
Cash provided by discontinued operating activities		7		7
Total cash provided by (utilized in) operating activities	(344)	313	(224)	456

Cash flows from investing activities:
Cash payments for property, plant and equipment	(147)	(93)	(346)	(268)
Contributions and advances to joint ventures			(11)
Net cash proceeds on disposal of other businesses and misc. assets			96	8
Net cash proceeds on sale leasebacks	178		368
Net cash proceeds on sale of ANZ business				58
Reconsolidation of Reorganized Paddock	12		12
Other	(1)		(11)
Cash provided by (utilized in) investing activities	42	(93)	108	(202)

Cash flows from financing activities:
Changes in borrowings, net	209	(93)	(4)	(119)
Shares repurchased	(10)	(10)	(30)	(30)
Payment of finance fees	(9)		(29)
Net cash receipts (payments) for hedging activity			38	(10)
Distributions to noncontrolling interests	(1)		(27)	(10)
Issuance of common stock and other			(2)	(2)
Cash provided by (utlilized in) financing activities	189	(103)	(54)	(171)
Effect of exchange rate fluctuations on cash	(25)	(20)	(32)	(18)
Change in cash	(138)	97	(202)	65
Cash at beginning of period	661	531	725	563
Cash at end of period	$523	$628	$523	$628

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2022, December 31, 2021 and September 30, 2021, the amount of receivables sold by the Company was $447 million, $481 million and $416 million, respectively. For the nine months ended September 30, 2022 and 2021, the Company's use of its factoring programs resulted in an decrease of $34 million to cash from operating activities and a $20 million decrease to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

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O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2022	2021	2022	2021
Net sales:
Americas	$987	$925	$2,898	$2,652
Europe	680	655	2,153	2,039
Reportable segment totals	1,667	1,580	5,051	4,691
Other	26	29	112	79
Net sales	$1,693	$1,609	$5,163	$4,770

Earnings from continuing operations before income taxes	$278	$127	$776	$260
Items excluded from segment operating profit:
Retained corporate costs and other	63	49	165	126
Items not considered representative of ongoing operations (a)	(138)	17	(363)	111
Interest expense, net	63	50	175	153
Segment operating profit (b):	$266	$243	$753	$650

Americas	$130	$133	$388	$357
Europe	136	110	365	293
Reportable segment totals	$266	$243	$753	$650

Ratio of earnings before income taxes to net sales	15.7%	15.1%	14.6%	13.6%

Segment operating profit margin (c):
Americas	13.2%	14.4%	13.4%	13.5%
Europe	20.0%	16.8%	17.0%	14.4%

Reportable segment margin totals	16.0%	15.4%	14.9%	13.9%

(a)	Reference reconciliation for adjusted earnings.

(b)

Segment operating profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

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O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended September 30
Unaudited	Americas	Europe	Total
Net sales for reportable segments- 2021	$925	$655	$1,580
Effects of changing foreign currency rates (a)	(11)	(99)	(110)
Price	108	113	221
Sales volume & mix	(15)	11	(4)
Divestiture	(20)		(20)
Total reconciling items	62	25	87
Net sales for reportable segments- 2022	$987	$680	$1,667

	Three months ended September 30
	Americas	Europe	Total
Segment operating profit - 2021	$133	$110	$243
Effects of changing foreign currency rates (a)	5	(16)	(11)
Net price (net of cost inflation)	10	38	48
Sales volume & mix		1	1
Operating costs	(10)	5	(5)
Divestitures	(8)	(2)	(10)
Total reconciling items	(3)	26	23
Segment operating profit - 2022	$130	$136	$266

	Nine months ended September 30
	Americas	Europe	Total
Net sales for reportable segments- 2021	$2,652	$2,039	$4,691
Effects of changing foreign currency rates (a)	(7)	(233)	(240)
Price	279	288	567
Sales volume & mix	9	59	68
Divestiture	(35)		(35)
Total reconciling items	246	114	360
Net sales for reportable segments- 2022	$2,898	$2,153	$5,051

	Nine months ended September 30
	Americas	Europe	Total
Segment operating profit - 2021	$357	$293	$650
Effects of changing foreign currency rates (a)	4	(32)	(28)
Net price (net of cost inflation)	17	88	105
Sales volume & mix	10	14	24
Operating costs	13	7	20
Divestitures	(13)	(5)	(18)
Total reconciling items	31	72	103
Segment operating profit - 2022	$388	$365	$753

(a)	Currency effect on net sales and segment operating profit determined by using 2022 foreign currency exchange rates to translate 2021 local currency results.

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O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30		Nine months ended September 30		Three months ended December 31
Unaudited	2022	2021	2022	2021	2021
Earnings from continuing operations attributable to the Company	$231	$78	$571	$99	$43
Items impacting other income (expense), net:
Charge related to Paddock support agreement liability				154
Restructuring, asset impairment and other charges	10	12	21	21	14
Gain on sale of miscellaneous assets					(84)
Gain on sale of divested business			(55)
Gain on sale leaseback	(153)		(334)
Brazil indirect tax credit				(69)	(2)
Pension settlement charges	5	5	5	5	69
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	8		26		13
Items impacting income tax:
Tax charge recorded for certain tax adjustments					5
Net expense (benefit) for income tax on items above		(1)	43	27
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above			29		(1)
Total adjusting items (non-GAAP)	$(130)	$16	$(265)	$138	$14

Adjusted earnings (non-GAAP)	$101	$94	$306	$237	$57

Diluted average shares (thousands)	158,935	160,511	158,892	160,473	159,823

Earnings per share from continuing operations (diluted)	$1.45	$0.48	$3.59	$0.61	$0.27
Adjusted earnings per share (non-GAAP)	$0.63	$0.58	$1.92	$1.47	$0.36

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter and year ending December 31, 2022 to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

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O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

Current Forecast
for Year Ended
Unaudited	December 31, 2022
Cash provided by continuing operating activities	$155
Addback: Funding of Paddock 524(g) trust and related expenses	620
Cash payments for property, plant and equipment	(575)
Free cash flow (non-GAAP)	$200
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	200
Adjusted free cash flow (non-GAAP)	$400

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2022, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

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